EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit report dated October 30, 2025, is for the consolidated financial statements of T-Rex Acquisition Corp (“the Company”) for the fiscal years ended June 30, 2025, and 2024.  We consent to the incorporation of this audit report with the Annual Form 10-K filing for the fiscal year ended June 30, 2025.

/S/ INTEGRITAT CPA (PCAOB ID 6624)

Boca Raton, Florida

October 30, 2025